RESTRICTED STOCK AGREEMENT

THIS AGREEMENT made this 2nd day of January 2008, between Noven Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Jeffrey Eisenberg (“Grantee”). Capitalized terms not defined herein shall have the meaning ascribed thereto in a certain Letter Agreement between the Company and the Grantee, as of dated January 2, 2008.

1. Award.

(a) Shares. Pursuant to the Noven Pharmaceuticals, Inc. 1999 Long-Term Incentive Plan (the “Plan”), and the Employment Letter of even date herewith between the Company and Grantee, the Company hereby grants to the Grantee 7,342 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 pursuant to the terms and conditions set forth herein.

(b) Plan Incorporated. Grantee acknowledges receipt of a copy of the Plan, and agrees that this award of the Shares shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.

2. Shares, Vesting /Termination of Employment. Grantee hereby accepts the Shares and agrees as follows:

(a) Vesting. Shares shall become vested upon the dates described in the following schedule:

Date	Incremental Vesting	Cumulative Amount Vested

March 31, 2008	12.5%	12.5%

June 30, 2008	12.5%	25%

September 30, 2008	12.5%	37.5%

December 31, 2008	12.5%	50%

March 31, 2009	12.5%	62.5%

June 30, 2009	12.5%	75%

September 30, 2009	12.5%	87.5%

December 31, 2009	12.5%	100%

(b) Termination of Employment Generally. Unless otherwise provided in this Agreement, upon termination of Grantee’s employment with the Company the Shares which have not vested at the time of such termination of employment shall be forfeited and revert to the Company immediately upon such termination of employment, and the Grantee shall have no rights whatsoever to such Shares. Furthermore, the Shares which have vested at the time of such termination of employment shall not forfeit or revert and shall be retained and owned by the Grantee.

(c) Termination by the Company without Cause, by Grantee for Good Reason, due to Death or Disability during or subsequent to the Interim Term. In the event of termination of Grantee’s employment with the Company on or before December 31, 2009, by virtue of: 1) termination by the Company without Cause; 2) termination by Grantee for Good Reason or 3) Grantee’s death or Disability, all the Shares unvested at the time of such termination shall immediately vest. This Section 2(c) shall not apply unless the Parties execute a reasonable mutual waiver and release (which execution shall not be unreasonably withheld).

(d) Termination by the Company for Cause. In the event Grantee’s employment with the Company is terminated by the Company for Cause, all the Shares vested and unvested shall be forfeited and revert to the Company immediately upon such termination of employment, and the Grantee shall have no rights whatsoever to such Shares.

(e) .Resignation as Interim CEO. In the event Grantee resigns his position as the Interim CEO during the Interim Period without Good Reason, all the Shares shall be forfeited and revert to the Company and the Grantee shall have no rights whatsoever to such Shares.

(f) Transferability. The Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, until December 31, 2009, unless the Grantee’s employment with the Company is terminated under the circumstances described in Section 2(c) of this Agreement, in which case the restrictions described in this Section 2(f) shall lapse upon termination.

3. Certificates. With respect to Shares issued pursuant to this Agreement, each certificate representing such Shares shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, are subject to restrictions on transfer and other terms and conditions, which are set forth in the Noven Pharmaceuticals, Inc. 1999 Long-Term Incentive Plan (the “Plan”), and in an Agreement entered into by and between the registered owner of such shares and the Noven Pharmaceuticals, Inc. (the “Company”), dated as of January 2, 2008 (the “Award Agreement”). A copy of the Plan and the Award Agreement may be obtained from the Secretary of the Company.”

4. Withholding. To the extent that the grant, the receipt or the vesting of any Shares results in income to Grantee for federal or state income tax purposes, Grantee shall deliver to the Company at the time of such grant, receipt or vesting, as the case may be, such amount of money as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Grantee fails to do so following reasonable notice by the Company, the Company, may in its sole discretion, (i) cause the Shares that are the subject of the applicable tax withholding and the Grantee’s right to receive such Shares that are the subject of the applicable tax withholding to be forfeited or (ii) withhold from any cash or stock remuneration then or thereafter payable to Grantee any tax required to be withheld by reason of such resulting compensation income.

5. Status as a Shareholder. Subject to the restrictions set forth herein, the Grantee shall have all rights of a shareholder applicable to the Restricted Stock, whether vested or unvested, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto; provided, however, that any shares issued to Grantee as a dividend or distribution shall be subject to the same terms and conditions set forth herein. The Grantee shall have no rights as a shareholder with respect to any Restricted Stock which is forfeited.

6. Status and Issuance of Shares. Grantee agrees that the Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Grantee also agrees (i) that the certificates representing the Shares may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Shares on the stock transfer records of the Company if such proposed transfer would be in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares. Notwithstanding any other provisions of this Agreement, the issuance or delivery of Shares may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such Shares. The Company shall not be obligated to issue or deliver the Shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

7. Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Shares.

8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Grantee.

9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Grantee has executed this Agreement, all as of the date first above written.

NOVEN PHARMACEUTICALS, INC.

By: /s/ Jeff Mihm
Name: Jeff Mihm
Title: Vice President, General Counsel and Corporate Secretary

GRANTEE

/s/ Jeffrey Eisenberg

Please Check Appropriate Item (One of the boxes must be checked)*:

•	I do not desire the alternative tax treatment provided for in the Internal Revenue Code Section 83(b).

•	I do desire the alternative tax treatment provided for in Internal Revenue Code Section 83(b) and desire that forms for such purpose be forwarded to me.

*	I acknowledge that the Company has suggested that before this block is checked that I check with a tax consultant of my choice.

Please furnish the following information for shareholder records:

(Given name and initial must be used for stock registry)	Social Security Number (if applicable)
Birth Date Month/Day/Year
Name of Employer
Address (Zip Code)	Day phone number

United States Citizen: Yes     No

PROMPTLY NOTIFY THIS OFFICE OF ANY CHANGE IN ADDRESS.